February 4, 2002



Securities and Exchange Commission
Washington, DC 20649



Gentlemen:

Pursuant to the requirement of the Securities Exchange
Act of 1934, we are transmitting herewith the attached
Schedule 13G Amendment.

Sincerely,



F. Scott Koonce
President
Koonce Securities Inc.
6550 Rock Spring Drive
Suite 600
Bethesda  MD 20817








Schedule 13G/A
(Amendment No. 13)

HICKOK INCORPORATED  IRS # 34-0288470

CLASS A $1.00 PAR VALUE

CUSIP  428830103


ITEM #1
NAME OF REPORTING PERSON
SS OR IRS NUMBER OF ABOVE PERSON

Koonce Securities Inc.
Tax ID 52-1175998

ITEM #2

NOT APPLICABLE



ITEM #3

SEC USE ONLY

ITEM #4
CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland
ITEM #5
SOLE VOTING POWER

164,934


ITEM #6
SHARED VOTING POWER

44,800

ITEM #7
SOLE DISPOSITIVE POWER

164,934

ITEM #8
SHARED DISPOSITIVE POWER

44,800

ITEM #9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

209,734

ITEM #10

NOT APPLICABLE

ITEM #11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

27.15%














ITEM #12
TYPE OF REPORTING PERSON

BD


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in This statement is true, complete and correct.


F. Scott Koonce
President
Koonce Securities, Inc.

February 4, 2002